                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          ADC TELECOMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
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        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

               [LOGO]

        ADC Telecommunications, Inc.
        4900 West 78th Street
        Minneapolis, Minnesota 55435-5480
        (612) 938-8080

                       ----------------------------------

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                          TO BE HELD FEBRUARY 25, 1997

                             ---------------------

TO THE SHAREHOLDERS OF ADC TELECOMMUNICATIONS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Shareholders' Meeting of ADC Telecommunications, Inc. (the "Company") will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, on Tuesday, February 25, 1997, at 3:30 p.m. Central Standard Time, for the purpose of considering and acting upon:

    (1) The election of four directors for terms expiring in 2000.

    (2) A proposal to amend the Company's 1991 Stock Incentive Plan to increase the total number of authorized shares of Common Stock available for grant under the plan from 16,431,708 shares to 22,419,008 shares, an increase of 5,987,300 shares.

    (3) A proposal to amend the Company's Nonemployee Director Stock Option Plan to increase the total number of shares of Common Stock available for grant under the plan from 440,000 shares to 840,000 shares, an increase of 400,000 shares.

    (4) Such other business as may properly come before the meeting and any adjournments thereof.

    Shareholders of record at the close of business on January 9, 1997, are the only persons entitled to notice of and to vote at the meeting.

    Your attention is directed to the attached Proxy Statement. If you do not expect to be present at the meeting, please fill in, sign, date and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                                   /s/ David F. Fisher
                                                     DAVID F. FISHER
                                                        SECRETARY

January 27, 1997

               [LOGO]

        ADC Telecommunications, Inc.
        4900 West 78th Street
        Minneapolis, Minnesota 55435-5480
        (612) 938-8080

                       ----------------------------------

                                PROXY STATEMENT

                            ------------------------

                          ANNUAL SHAREHOLDERS' MEETING
                          TO BE HELD FEBRUARY 25, 1997

    The enclosed Proxy is solicited by the Board of Directors of ADC Telecommunications, Inc. (the "Company") in connection with the Annual Shareholders' Meeting of the Company to be held on February 25, 1997, and at any and all adjournments thereof (the "Annual Meeting"). The costs of solicitation, including the cost of preparing and mailing the Notice of Annual Shareholders' Meeting and this Proxy Statement, are being paid by the Company. In addition, the Company will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of the Company's common stock ("Common Stock") on the record date specified below, bear their reasonable expenses for mailing copies of this material to the beneficial owners of such shares. Officers and other regular employees of the Company who will receive no extra compensation for their services may solicit Proxies in person or by telephone or facsimile. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee estimated to be $6,000 plus out-of-pocket expenses. The Proxy Statement and accompanying form of Proxy will be first mailed to shareholders on or about January 27, 1997.

    The Proxy may be revoked at any time prior to its exercise by giving written notice of revocation to an officer of the Company or by filing a new written appointment of a proxy with an officer of the Company. Unless so revoked, properly executed Proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving such Proxy.

    Shareholders of record on January 9, 1997, are the only persons entitled to vote at the Annual Meeting. As of that date, there were issued and outstanding 130,513,897 shares of Common Stock, the only outstanding voting securities of the Company. Each shareholder is entitled to one vote for each share held.

    On September 24, 1996, the Company declared a two-for-one stock split in the form of a 100% stock dividend which was paid on October 31, 1996, and all references to shares in this Proxy Statement reflect this dividend.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of January 2, 1997, unless otherwise noted, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                                                                                   PERCENT OF
                           NAME AND ADDRESS                             AMOUNT AND NATURE OF      COMMON STOCK
                         OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP      OUTSTANDING
----------------------------------------------------------------------  ---------------------     ------------
State Farm Mutual Automobile Insurance Company                              11,798,496                9.04%
One State Farm Plaza
Bloomington, Illinois 61710

LeRoy C. Kopp                                                                8,846,389(1)             6.78%
6600 France Avenue South, Suite 672
Edina, Minnesota 55435

William J. Cadogan                                                             540,833(2)            *

Lynn J. Davis                                                                  371,978(2)            *

William L. Martin III                                                           46,753(2)            *

Robert E. Switz                                                                 45,080(2)            *

Richard S. Gilbert                                                              41,201(2)            *

Warde F. Wheaton                                                                57,275(3)            *

Thomas E. Holloran                                                              54,000(3)            *

Charles W. Oswald                                                               52,000(3)            *

Donald M. Sullivan                                                              44,000(3)            *

John D. Wunsch                                                                  36,000(3),(4)        *

Jean-Pierre Rosso                                                               35,800(3)            *

B. Kristine Johnson                                                             33,000(3)            *

James C. Castle                                                                 27,000(3)            *

Alan E. Ross                                                                    24,000(3)            *

Irene M. Qualters                                                               16,000(3)            *

All executive officers and directors as a group (20 persons)                 1,636,253(5)             1.25%

------------------------
* Less than 1%

(1) Includes, as of December 31, 1996, (a) 5,461,285 shares of Common Stock held in client accounts managed by Kopp Investment Advisors, Inc. ("KIA"), an investment advisory firm of which Mr. Kopp is President and sole shareholder, and (b) 3,385,104 shares of Common Stock owned by

  LeRoy C. Kopp, members of his family, and a family foundation. KIA generally does not possess voting power with respect to the shares held in client accounts but exercises limited investment power with respect to such shares.

(2) Includes (a) shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement and (b) shares held in trust for the benefit of the executive officers pursuant to the ADC Retirement Savings Plan (the "401(k) Plan"): for Mr. Cadogan (a) options to purchase 368,928 shares and (b) 2,900 shares; for Mr. Davis (a) options to purchase 273,100 shares and (b) 7,256 shares; for Mr. Martin (a) options to purchase 34,556 shares and (b) 3,689 shares; for Mr. Switz (a) options to purchase 22,856 shares and (b) 160 shares; and for Mr. Gilbert (a) options to purchase 40,666 shares and (b) 535 shares.

(3) Includes shares issuable pursuant to options exercisable within 60 days after the date of this Proxy Statement granted under the Company's Nonemployee Director Stock Option Plan: for Mr. Wheaton options to purchase 36,000 shares; for Mr. Holloran options to purchase 36,000 shares; for Mr. Oswald options to purchase 36,000 shares; for Mr. Sullivan options to purchase 36,000 shares; for Mr. Wunsch options to purchase 36,000 shares; for Mr. Rosso options to purchase 28,000 shares; for Ms. Johnson options to purchase 28,000 shares; for Dr. Castle options to purchase 24,000 shares; for Mr. Ross options to purchase 24,000 shares; and for Ms. Qualters options to purchase 16,000 shares.

(4) Does not include 2,675,661 shares held in custody by Family Financial Strategies, Inc. ("FFSI"), an investment advisory company of which Mr. Wunsch is President. FFSI may vote shares held on behalf of its clients if they fail to direct the manner in which the shares are to be voted and may exercise limited investment powers with respect to the shares. Title to all of these shares is held by Forsam & Co. (of which Mr. Wunsch is a general partner) or Cede & Co. as nominee for FFSI.

(5) Includes (a) 900,544 shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement and (b) 21,040 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan.

                             ELECTION OF DIRECTORS

    The number of directors currently serving on the Company's Board of Directors is 11. The directors are divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. William J. Cadogan, B. Kristine Johnson and Jean-Pierre Rosso are the directors currently in the class with a term expiring at the Annual Meeting. Also, during the last fiscal year, the Board appointed Irene M. Qualters to a newly created seat on the Board of Directors. The Board of Directors has nominated Mr. Cadogan, Ms. Johnson, Ms. Qualters and Mr. Rosso for election to the Board at the Annual Meeting for terms expiring at the Annual Shareholders' Meeting in 2000.

    The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the meeting is required for the election of the above nominees to the Board of Directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Mr. Cadogan, Ms. Johnson, Ms. Qualters and Mr. Rosso. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the Annual Meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

    The table below gives certain information concerning the nominees and other directors:

           NAME                  AGE             NOMINEE OR CONTINUING DIRECTOR AND TERM
---------------------------      ---      -----------------------------------------------------
William J. Cadogan                   48   Director; nominee with term expiring in 2000
B. Kristine Johnson                  45   Director; nominee with term expiring in 2000
Irene M. Qualters                    47   Director; nominee with term expiring in 2000
Jean-Pierre Rosso                    56   Director; nominee with term expiring in 2000
James C. Castle, Ph.D.               60   Director with term expiring in 1999
Donald M. Sullivan                   61   Director with term expiring in 1999
John D. Wunsch                       48   Director with term expiring in 1999
Thomas E. Holloran                   67   Director with term expiring in 1998
Charles W. Oswald                    68   Director with term expiring in 1998
Alan E. Ross                         61   Director with term expiring in 1998
Warde F. Wheaton                     67   Director with term expiring in 1998

    Mr. Cadogan has been a director of the Company since 1991 and the Chairman of the Board since 1994. He has also been the President, Chief Executive Officer and Chief Operating Officer of the Company for more than five years. He was Senior Vice President of the Telecom Group of the Company from 1989 to 1990 and served as a Vice President from 1987 to 1989. Prior to joining the Company, Mr. Cadogan was employed by Intelsat, most recently as General Manager of Business Development. Mr. Cadogan is a director of Banta Corp. and Pentair, Inc.

    Ms. Johnson has been a director of the Company since 1990. She is Senior Vice President of Medtronic, Inc., a manufacturer of cardiac pacemakers and other medical products, and President of its Vascular business. She has served as an officer of Medtronic since 1984. Ms. Johnson is a director of six closed-end investment companies managed by Voyageur Fund Managers, Inc.

    Ms. Qualters has been a director of the Company since July 1996. She has held the position of Vice President, Supercomputing Systems, Cray Research, Inc., a Silicon Graphics company, since the acquisition of Cray Research, Inc. by Silicon Graphics, Inc. in July 1996. Previous officer positions held with Cray Research, Inc. include Senior Vice President and Vice President of Software Development, in addition to various software programming management positions since 1976.

    Mr. Rosso has been a director of the Company since 1993. Mr. Rosso is Chairman of the Board, President and Chief Executive Officer of Case Corporation, a manufacturer of construction and agriculture equipment. Mr. Rosso was President of the Home and Building Control division of Honeywell, Inc. from 1991 to 1994 and President of Honeywell Europe, in Brussels, Belgium, from 1987 to 1991. Mr. Rosso is a director of Inland Steel Industries, Inc., Ryerson Tull, Inc., Crown Cork & Seal Company, Inc., and Principal Mutual Life Insurance Company.

    Dr. Castle has been a director of the Company since 1994. He has been Chairman of the Board and Chief Executive Officer of USCS International, Inc., a worldwide provider of computer services to the cable industry and a provider of billing services to the cable, telephony, financial services and utility industries, since 1992. For one year prior to such time, he was President of Teradata Corporation, until that company merged with NCR Corporation, a subsidiary of AT&T. From 1987 to 1991, he was Chairman of the Board, President, Chief Executive Officer and a director of Infotron Systems Corporation. Dr. Castle is a director of Par Technology Corporation and Leasing Solutions, Inc.

    Mr. Sullivan has been a director of the Company since 1990. He has served as Chief Executive Officer since 1987 and Chairman of the Board since 1994 of MTS Systems Corporation, a manufacturer of products, systems and software that analyze engineering designs, evaluate materials and automate production processes. He has worked at MTS since 1982, where his prior positions included President, Chief Operating Officer, Executive Vice President and Vice President. Mr. Sullivan is a director of TSI Incorporated.

    Mr. Wunsch has been a director of the Company since 1991. He has been President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, since January 1, 1997. From 1990 to January 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company.

    Mr. Holloran has been a director of the Company since 1985. He has held the position of Professor in the Graduate School of Business at the University of St. Thomas, Minneapolis, Minnesota, since 1985. From 1976 to 1985, Mr. Holloran served as Chairman of the Board and Chief Executive Officer of Inter-Regional Financial Group, Inc. Mr. Holloran is a director of Flexsteel Industries, Inc., Medtronic, Inc., MTS Systems Corporation and National City Bancorporation.

    Mr. Oswald has been a director of the Company since 1985. He has served as a director of National Computer Systems, Inc., a provider of information systems and services to education, commercial and financial markets, since 1970. He was Chief Executive Officer of that company from 1970 to 1994 and Chairman of the Board from 1970 to 1995.

    Mr. Ross has been a director of the Company since 1994. From 1993 until his retirement in January 1996, he served as President of the Telecommunications Division at Rockwell International Corporation, where he had been employed since 1988. From 1990 to 1993, Mr. Ross was Vice President of the Digital Communications Division at Rockwell International Corporation, and from 1988 to 1990 he was Vice President and General Manager of the Network Transmission Systems of that company.

    Mr. Wheaton has been a director of the Company since 1980. He served as President of the Defense and Marine Systems Business of Honeywell Inc., a manufacturer of control and information systems, from 1987 until his retirement in 1989. Prior to such time he served as Executive Vice President of Honeywell's Aerospace and Defense Business.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the fiscal year ended October 31, 1996 ("Fiscal 1996"), the Board of Directors held nine meetings and acted twice by written action. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he or she served, with the exception of Messrs. Ross and Castle, who each attended approximately 70% of such meetings. The Board of Directors has an Audit Committee and a Compensation and Organization Committee.

    The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee is comprised of Messrs. Sullivan, Holloran, Oswald and Wunsch. During Fiscal 1996, the Audit Committee held three meetings.

    The Compensation and Organization Committee determines the compensation for executive officers of the Company, establishes the Company's compensation policies and practices and recommends to the Board of Directors nominees for directors. No procedures have been established for considering nominations for directors by shareholders. The Compensation and Organization Committee is comprised of Messrs. Holloran, Castle, Ross, Rosso, Wheaton and Wunsch and Ms. Johnson. During Fiscal 1996, the Compensation and Organization Committee held four meetings and acted six times by written action.

COMPENSATION OF DIRECTORS

    During Fiscal 1996, directors who are not employees of the Company were paid an annual retainer of $16,000 plus a fee of $1,000 for each Board meeting attended and $850 for each committee meeting attended. In addition, directors acting as chairpersons of Board committees received an additional annual retainer of $1,500. Beginning in Fiscal 1997, chairpersons of Board committees will receive an annual retainer of $3,000. Amounts received by a director may be deferred pursuant to the Company's Restated Compensation Plan for Directors. Interest is paid on deferred amounts based on the prime commercial rate of Norwest Bank Minnesota, National Association.

    Since 1990, the Company has maintained the Directors' Supplemental Retirement Plan (the "Supplemental Plan") for nonemployee directors. Effective December 17, 1996, the Compensation and Organization Committee of the Board terminated the Supplemental Plan, however, benefits accrued under the Supplemental Plan prior to termination remain payable. While in effect, the Supplemental Plan covered directors who die or retire from the Board after at least five years of continuous service as a director. The Supplemental Plan provided for monthly benefits for a period of time based on the director's service or, in the event of death before all benefits are paid, for death benefits payable to the director's estate. The monthly amount of the benefit was equal to 1/12 of the director's annual retainer in effect at the director's retirement or death. The benefit was payable monthly for the period of months equal to the director's service, but not to exceed 120 months. Benefits were payable upon the later of (i) the date the director attains age 65 or (ii) the date the director ceases to be a director.

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

    Since 1991, the Company has maintained a Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan"). A total of 440,000 shares of Common Stock are reserved for issuance under the Nonemployee Director Plan. Each director of the Company is eligible to participate in the Nonemployee Director Plan unless such director is an employee of the Company or any subsidiary of the Company. See the summary of the Nonemployee Director Plan which appears below under the caption "Proposal to Amend the Nonemployee Director Stock Option Plan."

    Under the Nonemployee Director Plan, each nonemployee director automatically receives an initial grant of an option to purchase 16,000 shares of Common Stock upon initial election to the Board of Directors and thereafter receives an annual grant of an option to purchase 8,000 shares of Common Stock following each annual meeting of the Company's shareholders.

                             EXECUTIVE COMPENSATION

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY

    The Compensation and Organization Committee (the "Committee") of the Board of Directors is responsible for the Company's executive compensation philosophy, major compensation policies and Board governance. The Committee is also responsible for determining all aspects of the compensation paid to the Chief Executive Officer, and reviews and approves recommendations for compensation paid to the other executive officers. The Committee has access to an independent compensation consultant and to competitive compensation data. The Committee is comprised entirely of outside, independent directors.

    The primary objectives of the Company's executive compensation program are to:

        - Provide compensation that will attract, retain and motivate a superior executive team.

        - Motivate the achievement of important Company performance goals.

        - Align the interests of the executive officers with those of Company shareholders.

    The executive compensation program provides an overall level of compensation opportunity that is competitive with comparably sized and comparably performing companies within the telecommunications and electronics industries ("Comparable Companies"). Many of these companies are included in the Telecommunications Equipment Company Index ("Telco Index"), a broad industry index comprised of approximately 154 companies, which appears in the table set forth under the caption "Comparative Stock Performance" below.

    The following discussion describes the Company's approach to executive compensation, and provides commentary on each major element of the program. The Committee, however, retains the right to consider additional factors in setting executive compensation levels for individual officers. These factors include individual performance, potential and retention. The Committee may also consider various measures of Company performance above and beyond those formally included in the Company's incentive plans.

    In determining Fiscal 1996 compensation levels, the Committee noted and took into account that in Fiscal 1996 the Company grew its revenue by 41% and its operating income by 66% over Fiscal 1995, and that the total shareholder return on the Common Stock of the Company was 71%.

    EXECUTIVE COMPENSATION PROGRAM

    The Company's executive compensation program is comprised of base salary, annual incentive compensation, long-term incentive compensation and various benefits generally available to all full-time employees of the Company.

    BASE SALARY

    Base salary levels for the Company's executives are generally targeted at the 50th percentile of salaries paid by the Comparable Companies. In determining actual salaries, the Committee also takes into account individual experience, performance during the preceding 12 months, future performance potential, and other issues particular to the executive and the Company. Salaries for the Company's executives generally fall within a band of plus or minus 25% from the average salaries paid by the Comparable Companies.

    ANNUAL INCENTIVE COMPENSATION

    The Management Incentive Plan (the "MIP") is the Company's annual incentive program for executives and key managers. MIP awards are based primarily upon overall Company and business unit performance as compared to predetermined financial goals. In addition, individual performance is taken into account in determining actual MIP payouts. Target MIP award levels are set at approximately the 50th percentile level of similar incentive programs offered by the Comparable Companies.

    Under the MIP for Fiscal 1996, the Company had three predetermined levels of financial performance and a formula for determining the amount of the MIP award payouts relative to such performance levels. A threshold level of performance produced an award equal to 30% of target payout. Targeted performance produced an award of 100% of target payout, and a maximum level of performance resulted in an award equal to 200% of the target payout. The financial performance goals and standards are approved and monitored by the Committee. Under the MIP for Fiscal 1996, no MIP awards would have been paid unless the Company achieved an after-tax return on equity of at least 10%.

    For the Fiscal 1996 MIP, the following measures of Company performance and weighting for such measures were selected: 30% on corporate and business unit revenue, 40% on corporate and business unit operating income, 10% on a key corporate or divisional goal (the corporate goal was based on international revenue) and 20% on individual contribution. In Fiscal 1996, the targeted corporate measure of operating profit was significantly exceeded; however, the 100% targets for revenue and international revenue were not met.

    Effective for Fiscal 1996, the Committee approved a plan (the "Executive Incentive Exchange Plan") under which executive officers and other designated officers may elect to receive stock options having a value based upon up to 50% of their annual incentive payout under the MIP, pursuant to the Company's 1991 Stock Incentive Plan (the "Incentive Plan"). Such options are valued using the Black Scholes methodology and are awarded at a multiple of ten times the cash equivalent. The option exercise price is the fair market value of the Company's Common Stock on the grant date designated by the Committee. The options granted under the Executive Incentive Exchange Plan for Fiscal 1996 will vest one-third on each of October 31, 1998, 1999 and 2000.

    LONG-TERM INCENTIVE COMPENSATION

    The Company's long-term incentive compensation program is comprised exclusively of stock-based awards issued under the Incentive Plan. Through the Incentive Plan, the Company provides periodic stock option and restricted stock awards to the Company's executives and key managers.

    Long-term incentives are granted at approximately the 50th percentile level of similar programs maintained by the Comparable Companies. In addition to industry competitive practice data, the Committee takes into consideration factors such as overall Company performance and the amount of stock options and restricted stock already outstanding or previously granted in determining the size of awards under the Incentive Plan. The Company has developed and implemented stock ownership guidelines for its officers. Minimum ownership guidelines range from one to four times salary for the group, and the guidelines provide that such minimums should be achieved within four years of achieving officer status. The Committee considers each officer's actual stock ownership compared to the guidelines in making ongoing stock option awards. The Company's general practice is to grant stock options to executives as part of the long-term incentive plan, while restricted stock awards are used selectively by the Committee as circumstances warrant.

    Stock options are generally granted to each eligible executive and manager every three years. Stock options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and generally have a ten-year term and exercise restrictions that lapse ratably over a three-year period. In 1996, grants to executives under the Incentive Plan were limited to new hires and promotions, except that, under the terms of the Executive Incentive Exchange Plan, eligible executives did receive non-qualified stock options which vest ratably on October 31, 1998, 1999 and 2000.

    In the first quarter of Fiscal 1997, the five executive officers named in the Summary Compensation Table below and three other executive officers received a special award of premium options. The award made to the Chief Executive Officer is described in the next section of this report. Each of the recipients other than Mr. Cadogan received awards ranging from 100,000 to 400,000 options to purchase shares of Common Stock. All of these options have premium exercise prices with one-third of the shares under each grant priced at 145%, 135% and 120%, respectively, of the fair market value of the Company's Common Stock on date of grant. Each of the options has a seven-year term and will vest four years from date of grant. This special grant was designed to promote retention of senior management personnel critical to ADC's future growth and success while ensuring that the value of the options granted was dependent on significant increases in the value of the Company's Common Stock after the date of grant.

    BENEFITS

    The Company provides medical and pension benefits to its executives that are generally similar to those available to Company employees. The Company does provide a flexible perquisite benefit to its senior executives that does not exceed 10% of salary for any named executive officer.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Cadogan's base salary at the beginning of Fiscal 1996 was $440,000. He received a 13.6% merit increase during the year, which raised his salary to $500,000. In determining to raise Mr. Cadogan's salary, the Committee considered such factors as the Company's financial performance in comparison to that of other companies, the Company's strategic product and market positioning, Mr. Cadogan's leadership within the Company and the industry, his performance with respect to personal objectives, and his pay in relation to the pay of the chief executive officers of the Comparable Companies. The base salary of $500,000 places Mr. Cadogan's pay at approximately the median of the salaries of chief executive officers of the Comparable Companies.

    Mr. Cadogan's annual incentive award in Fiscal 1996 was determined in accordance with the MIP program and represented 141% of his target award under the MIP. Under the MIP, Mr. Cadogan received $214,466 in cash, which was deferred. In addition, Mr. Cadogan also received 183,775 stock options under the Executive Incentive Exchange Program for Fiscal 1996. In addition to the Company's financial results, the Committee also considered, without assigning relative weights, Mr. Cadogan's performance with respect to the following objectives (which were established at the beginning of Fiscal year
1996): leadership; strategic planning; human resources; communication with shareholders; and community, industry and board relations. The Committee believes Mr. Cadogan has demonstrated effective leadership, has placed the Company in a strong position for future growth, and has enabled the Company to achieve extremely strong results again in Fiscal 1996.

    Mr. Cadogan did not receive any stock option grants in Fiscal 1996 as part of the regular option grants under the Incentive Plan. He did, however, receive options in connection with the Executive Incentive Exchange Plan as described above. In addition, in the first quarter of Fiscal 1997, the Committee granted Mr. Cadogan premium options to purchase a total of 1,000,000 shares of Common Stock which have a seven-year term and will vest four years from the date of grant. The premium exercise prices under these options were set so that one-third of the shares under each grant has an exercise price equal to 145%, 135% and 120%, respectively, of fair market value of the Company's Common Stock on the date of grant. Considerations in making this special grant included the Committee's intent to both incent continued outstanding leadership and Company performance and to promote Mr. Cadogan's retention in the highly competitive telecommunications environment while ensuring that the value of the options granted was dependent on significant increases in the value of the Company's Common Stock after the date of grant.

    162(M) POLICY

    The Committee does not believe that in Fiscal 1997 annual compensation provided to any of the executive officers named in the table entitled "Summary Compensation Table" below will exceed $1 million within the meaning of Section 162(m) of the Internal Revenue Code. Under 162(m), all compensation in excess of $1,000,000 for any such officer must meet certain requirements related to Company performance and shareholder approval in order for the Company to fully deduct these amounts. In Fiscal 1995, the Incentive Plan was amended to provide that options granted under the Plan would not be included in calculations under 162(m). It is the Committee's intention to keep all executive compensation fully deductible now and in the future, but the Committee reserves the right to provide non-deductible compensation if it deems it to be in the best interests of the Company and its shareholders.

                                          Thomas E. Holloran, Chairman
                                          James C. Castle
                                          B. Kristine Johnson
                                          Alan E. Ross
                                          Jean-Pierre Rosso
                                          Warde F. Wheaton
                                          John D. Wunsch

                                          Members
                                          Compensation and Organization
                                          Committee

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                                           LONG TERM
                                                      ANNUAL COMPENSATION                COMPENSATION
                                          -------------------------------------------   ---------------
                                                                           OTHER          SECURITIES
                                                                          ANNUAL          UNDERLYING        ALL OTHER
            NAME AND                                     BONUS(1)      COMPENSATION        OPTIONS/       COMPENSATION
       PRINCIPAL POSITION         YEAR    SALARY ($)        ($)             ($)           SARS (#)(2)        ($)(3)
--------------------------------  -----   -----------   -----------   ---------------   ---------------   -------------
William J. Cadogan, Chairman       1996   $  493,162    $   214,466       -0-              183,775/-0-    $     46,032
 of the Board, President,          1995   $  439,119    $   356,067       -0-              219,600/-0-    $     42,815
 Chief Executive Officer and       1994   $  356,780    $   300,000   $    163,836(4)      416,000/-0-    $     30,791
 Chief Operating Officer

Lynn J. Davis, Senior Vice         1996   $  260,250    $   108,865       -0-               93,287/-0-    $     23,944
 President, President Broadband    1995   $  242,062    $   172,462       -0-               81,000/-0-    $     27,876
 Connectivity Group                1994   $  199,439    $   105,033   $    122,877(4)       13,500/-0-    $     20,496

Richard S. Gilbert, Senior Vice    1996   $  238,693    $    72,212       -0-               61,879/-0-    $     18,889
 President, President Enterprise   1995   $  190,288    $    97,973       -0-               71,000/-0-    $     16,314
 Networking Group                  1994   $  128,863    $    68,202   $    105,701(4)        6,000/-0-    $      2,635

Robert E. Switz, Vice President,   1996   $  218,366    $   108,620       -0-               10,342/-0-    $      9,475
 Chief Financial Officer           1995   $  186,218    $   114,207       -0-                  -0-/-0-    $      8,761
                                   1994   $  144,712    $    95,668       -0-               87,900/-0-    $     30,000

William L. Martin III, Vice        1996   $  194,057    $    53,836       -0-               46,132/-0-    $      7,743
 President, President Network      1995   $  136,225            -0-       -0-               64,600/-0-    $     13,209
 Services Division(5)              1994   $    6,282            -0-       -0-                  -0-/-0-    $     14,583

------------------------------
(1) The bonus amounts are payable pursuant to the Company's MIP described above under the caption "Compensation and Organization Committee Report on Executive Compensation." The amount for Fiscal 1996 does not include the value of stock options granted under the Executive Incentive Exchange Plan for Fiscal 1996. See notes to the table of Options/SAR Grants in Fiscal Year 1996, below.

(2) The options granted in 1996 include stock options granted on November 18, 1996 under the Executive Incentive Exchange Plan for Fiscal 1996.

(3) The compensation reported includes (a) Company contributions (excluding employee earnings reduction contributions) under the Company's 401(k) Plan and
  (b) amounts credited under the Company's 401(k) Excess Plan (excluding employee deferred compensation). Company contributions under the 401(k) Plan accrued during Fiscal 1996 were as follows: $8,477 to Mr. Cadogan; $7,983 to Mr. Davis; $7,952 to Mr. Gilbert; $7,975 to Mr. Switz; and $6,570 to Mr. Martin. The amounts credited under the 401(k) Excess Plan during Fiscal 1996 were as follows: $36,055 to Mr. Cadogan; $14,461 to Mr. Davis; $9,437 to Mr. Gilbert; $0 to Mr. Switz; and ($327) to Mr. Martin. In the case of Mr. Gilbert the compensation reported for Fiscal 1994 includes the Company contribution under the 401(k) Plan accrued during Fiscal 1994 in the amount of $889. In the case of Mr. Switz, the compensation reported for Fiscal 1994 was a hiring bonus. In the case of Mr. Martin, the compensation reported includes relocation expenses reported of $6,414 for Fiscal 1995 and $14,583 for Fiscal 1994.

(4) Represents Company reimbursement of income taxes payable by this executive officer upon the lapsing in Fiscal 1994 of restrictions on previously granted restricted stock awards pursuant to the Incentive Plan.

(5) Mr. Martin became a Vice President of the Company in September 1994 and became the President of the Company's Network Services Division in February 1996.

OPTIONS AND STOCK APPRECIATION RIGHTS

    The following tables summarize option grants and exercises during Fiscal 1996 to or by the executive officers named in the Summary Compensation Table above, and the value of the options and SARs held by such persons at the end of Fiscal 1996. No SARs were granted or exercised during Fiscal 1996.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1996

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                            AT
                                         INDIVIDUAL GRANTS                        ASSUMED ANNUAL RATES OF
                       ------------------------------------------------------              STOCK
                        NUMBER OF      % OF TOTAL                                 PRICE APPRECIATION FOR
                        SECURITIES      OPTIONS                                         OPTION TERM
                        UNDERLYING     GRANTED TO    EXERCISE OR                  COMPOUNDED ANNUALLY(6)
                       OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
        NAME           GRANTED (#)    FISCAL YEAR     ($/SHARE)       DATE      0%       5%         10%
---------------------  ------------   ------------   -----------   ----------   ---  ----------  ----------
William J. Cadogan        183,775(1)      8.47%        $36.75        11/18/06   $ 0  $3,480,450  $9,542,492

Lynn J. Davis              93,287(2)      4.30%        $36.75        11/18/06   $ 0  $1,766,730  $4,843,915

Richard S. Gilbert         61,879(3)      2.85%        $36.75        11/18/06   $ 0  $1,171,905  $3,213,059

Robert E. Switz            10,342(4)      0.48%        $36.75        11/18/06   $ 0  $  195,864  $  537,007

William L. Martin III      46,132(5)      2.13%        $36.75        11/18/06   $ 0  $  873,678  $2,395,398

------------------------------
(1) These options were granted on November 18, 1996 under the Executive Exchange Plan for Fiscal 1996, and will become exercisable as follows: 61,258 on October 31, 1998; 61,258 on October 31, 1999; and 61,259 on October 31, 2000.

(2) These options were granted on November 18, 1996 under the Executive Exchange Plan for Fiscal 1996, and will become exercisable as follows: 31,095 on October 31, 1998; 31,096 on October 31, 1999; and 31,096 on October 31, 2000.

(3) These options were granted on November 18, 1996 under the Executive Exchange Plan for Fiscal 1996, and will become exercisable as follows: 20,626 on October 31, 1998; 20,626 on October 31, 1999; and 20,627 on October 31, 2000.

(4) These options were granted on November 18, 1996 under the Executive Exchange Plan Fiscal 1996, and will become exercisable as: 3,447 on October 31, 1998; 3,447 on October 31, 1999; and 3,448 on October 31, 2000.

(5) These options were granted on November 18, 1996 under the Executive Exchange Plan for Fiscal 1996, and will become exercisable as follows: 15,377 on October 31, 1998; 15,377 on October 31, 1999; and 15,378 on October 31, 2000.

(6) Values determined by using the market value per share of the Company's Common Stock at the end of Fiscal 1996.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996 AND
                VALUE OF OPTIONS AND SARS AT END OF FISCAL 1996

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED             IN-THE-MONEY
                              SHARES                             OPTIONS/SARS AT               OPTIONS/SARS AT
                            ACQUIRED ON        VALUE           END OF FISCAL 1996            END OF FISCAL 1996
          NAME             EXERCISE (#)    REALIZED(1)($)  (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)(2)
-------------------------  -------------   -------------   ---------------------------   ---------------------------
William J. Cadogan              120,000    $   3,519,360            406,928/656,975(3)    $11,351,030/$11,480,949(3)

Lynn J. Davis                   116,432    $   3,107,221            273,100/120,287(4)        $8,011,157/$610,874(4)

Richard S. Gilbert                2,000    $      37,874              44,666/92,213(5)          $999,151/$642,969(5)

Robert E. Switz                  45,712    $   1,075,054              22,856/29,674(6)          $582,095/$492,346(6)

William L. Martin III             8,508    $     139,319              34,556/67,668(7)          $781,829/$487,251(7)

------------------------------
(1) Value determined by subtracting the exercise price per share from the market value per share of the Company's Common Stock at date of exercise.

(2) Value determined by subtracting the exercise price per share from the market value per share of the Company's Common Stock at the end of Fiscal 1996.

(3) The amounts indicate the number and value of unexercised options held by Mr. Cadogan as of October 31, 1996. As of such date, Mr. Cadogan also held unexercised Limited Stock Appreciation Rights ("LSARs") with respect to 33,328 shares, all of which are exercisable in the event of a change in control of the Company and as of the end of Fiscal 1996 were valued at $1,039,434. Such LSARs were granted in tandem with options granted in Fiscal 1990. The exercise of an option reduces the number of LSARs by a corresponding number of shares, and the exercise of an LSAR would similarly reduce the number of shares subject to the related option. The amounts include stock options granted on November 18, 1996 under the Company's Executive Exchange Plan for Fiscal 1996. See Note 1 to the Option/SAR Grants in Fiscal Year 1996 table above.

(4) The amounts indicate the number and value of unexercised options held by Mr. Davis as of October 31, 1996. As of such date, Mr. Davis also held unexercised LSARs with respect to 80,000 shares, all of which are exercisable in the event of a change in control of the Company and as of the end of Fiscal 1996 are valued at $2,497,520. Such LSARs were granted in tandem with options granted in Fiscal 1990. The exercise of an option reduces the number of LSARs by a corresponding number of shares, and the exercise of an LSAR would similarly reduce the number of shares subject to the related option. The amounts include stock options granted on November 18, 1996 under the Company's Executive Exchange Plan for Fiscal 1996. See Note 2 to the Option/SAR Grants in Fiscal Year 1996 table above.

(5) The amounts indicate the number and value of unexercised options held by Mr. Gilbert as of October 31, 1996. As of such date, no SARs or LSARs were held by him. The amounts include stock options granted on November 18, 1996 under the Company's Executive Exchange Plan for Fiscal 1996. See Note 3 to the Option/SAR Grants in Fiscal Year 1996 table above.

(6) The amounts indicate the number and value of unexercised options held by Mr. Switz as of October 31, 1996. As of such date, no SARs or LSARs were held by him. The amounts include stock options granted on November 18, 1996 under the Company's Executive Exchange Plan for Fiscal 1996. See Note 4 to the Option/SAR Grants in Fiscal Year 1996 table above.

(7) The amounts indicate the number and value of unexercised options held by Mr. Martin as of October 31, 1996. As of such date, no SARs or LSARs were held by him. The amounts include stock options granted on November 18, 1996 under the Company's Executive Exchange Plan for Fiscal 1996. See Note 5 to the Option/SAR Grants in Fiscal Year 1996 table above.

PENSION PLANS

    The ADC Telecommunications, Inc., Pension Plan (the "Pension Plan"), which is a tax qualified defined benefit pension plan, provides for monthly benefits for life upon retirement and survivor benefits for the spouse of an employee who dies before retirement. Benefit payments are based on the sum of a "past service benefit" and a "future service benefit." The past service benefit is calculated on the basis of a formula which multiplies the number of years of credited service prior to January 1, 1988, by a dollar amount equal to 1% of the employee's average annual compensation for the five years prior to January 1, 1988, plus .5% of the employee's average annual compensation in excess of $30,000. The future service benefit equals the sum of the benefit amounts determined separately under a formula for each calendar year of service after December 31, 1987, including the year of retirement. The benefit amount for the plan year ended December 31, 1988, is calculated on the basis of a formula which divides the number of days of plan participation in 1988 by 365 and multiplies that figure by a dollar amount equal to 1% of the employee's annualized compensation for the year plus .5% of the employee's annualized compensation in excess of the Social Security table wage base for that year. The benefit amounts for the plan year ended December 31, 1989, and all plan years thereafter are calculated on the basis of a formula which divides the number of days of plan participation in each such year by 365 and multiplies that figure by a dollar amount equal to 1% of the employee's annualized compensation for the year up to the adjusted covered compensation for the year plus 1.4% of the employee's annualized compensation for the year in excess of the adjusted covered compensation for that year. Adjusted covered compensation is a rounded amount which is 150% of the average of the Social Security taxable wage bases in effect for the 35-year period ending in the year the benefit is being determined for an individual who attains Social Security retirement age in such year. Adjusted covered compensation for the 1996 plan year was $41,400. No more than 30 years can be taken into account in determining the past and future service benefits. Effective January 1, 1994, the Pension Plan was amended to provide a minimum benefit for both past and future service equal to $25 for each month of benefit service. In order to be eligible for the minimum benefit for service prior to January 1, 1994, a participant must have had average annual hours of employment for the 10 year period ended December 31, 1993 (or total employment, if less than 10 years) of at least 1,872. Eligibility for the minimum benefit for service since December 31, 1993, requires a minimum of 1,872 total hours of employment for each plan year. The pension benefit will be equal to the greater of (a) the past and future service formula calculations, or (b) the minimum benefit. If a participant does not qualify for the minimum benefit, the pension benefit will be based on the results of the past and future service formulas. The estimated annual benefits payable to Messrs. Cadogan, Davis, Gilbert, Switz and Martin upon normal retirement at age 65 are $53,436, $59,196, $47,256, $32,448 and $32,496 respectively. These estimates are based on the assumption that each such employee's compensation remains equal to the employee's current salary plus his current target bonus payable under the Company's MIP.

    The Company maintains a Pension Excess Plan (the "Excess Plan") intended to compensate certain employees, as determined in the discretion of the Board of Directors, for the amount of benefits lost under the Company's Pension Plan due to participation in the Company's Deferred Compensation Plan (which permits employees to defer payments made to them under the MIP until retirement) and for benefits which cannot be paid from the Pension Plan because of maximum benefit and compensation limitations under the Internal Revenue Code of 1985, as amended (the "Code"). Upon termination of employment, participants receive a lump sum payment equal to the amount of such benefits. The estimated annual benefits payable under the Excess Plan to Messrs. Cadogan, Davis, Gilbert, Switz and Martin upon normal retirement at age 65 are $183,072, $54,984, $56,952, $39,072 and $25,800, respectively. These estimates are based on the assumption that each employee's compensation until retirement remains equal to the individual's current salary plus his current target bonus payable under the MIP.

    Effective as of November 1, 1990, the Company entered into a Supplemental Executive Retirement Plan with Mr. Cadogan (as amended to date, the "SERP"). The SERP provides for supplemental retirement income benefits that allow Mr. Cadogan, upon the termination of his employment with the Company and subject to certain conditions, to receive a single lump sum payment on the first day of the calendar month following his termination of employment with the Company. The amount payable to Mr. Cadogan is derived from a formula based upon an amount equal to 50% of Mr. Cadogan's average monthly compensation during the preceding five years less the total of all benefits attributable to employer contributions which are payable to Mr. Cadogan from the Pension Plan and the Pension Excess Plan and certain Social Security benefits payable to him. Reductions from this amount are made if Mr. Cadogan's employment termination occurs prior to his 50th birthday. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company.

CHANGE IN CONTROL ARRANGEMENTS

    The Company maintains a Severance Pay Plan to provide severance pay in the event of a "change in control" (as defined in the Severance Pay Plan) of the Company for executive officers and other employees of the Company who are participants in the MIP. The Severance Pay Plan provides for severance pay to those covered employees who terminate employment, either voluntarily or involuntarily, during the two-year period following a change in control. Payment is based on the sum of the employee's base salary and bonus under the MIP, if any. The Severance Pay Plan also provides for a pro rata payment of the employee's bonus under the MIP. Payment will be made in a lump sum upon termination. If there had been a change in control as of the end of Fiscal 1996 and the employment of the five executive officers named in the Summary Compensation Table above were immediately terminated, then Messrs. Cadogan, Davis, Gilbert, Switz and Martin would have been entitled to receive, pursuant to the terms of the Severance Pay Plan, lump sum payments upon termination of $2,786,796, $935,462, $788,850, $691,378 and $586,344, respectively.

    The Company has certain other compensatory arrangements with its executive officers relating to a change in control of the Company. All stock option agreements outstanding under the Company's employee stock option and stock award plans provide for the acceleration of exercisability of options if the optionee's employment is terminated within two years following a change in control (except in certain cases where the optionee is terminated for "cause" or resigns without "good reason"). All restricted stock award agreements provide for pro rata vesting of all outstanding shares of restricted stock following a change in control and for full vesting of such shares if the holder's employment is terminated within two years following a change in control. The Pension Plan and Excess Plan prohibit any decrease in benefits payable under such plans during the two-year period following a change in control of the Company. The Pension Plan prohibits any decrease in benefits payable under the Pension Plan during such two-year period and credits up to two years of additional service for employees who terminate employment during this period. The Excess Plan prohibits any decrease in benefits during the two-year period following a change in control of the Company.

CERTAIN TRANSACTIONS

    During July 1996, the Company made a bridge loan to John A. Schofield, an executive officer of the Company, in connection with the purchase of a home. The entire loan in the amount of $103,840 was repaid within two weeks with interest at an annual rate of 8.25%.

                         COMPARATIVE STOCK PERFORMANCE

    The table below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Telecommunications Equipment Company Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Telecommunications Equipment Company Index on October 31, 1991, and reinvestment of all dividends).

                                  TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  YEAR        ADC     S&P 500 (1)     TELCO INDEX (2)
1991             100           100                  100
1992             149           110                  107
1993             299           126                  241
1994             387           131                  256
1995             656           166                  444
1996            1122           206                  581

------------------------
(1) Total return calculations for the S&P 500 Index were performed by Investor's Business Daily and are price value calculations.

(2) The Telecommunications Equipment Company Index (consisting of approximately 154 companies as of October 31, 1996) is maintained and reported by Investor's Business Daily. Total return calculations for the Index as it appears above were performed by Investor's Business Daily and are price value calculations.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the Fiscal year ended October 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Lawrence Asten, a former executive officer of the Company, was late in filing one Form 4 relating to a sale of Common Stock after the date of his resignation from the Company.

                PROPOSAL TO AMEND THE 1991 STOCK INCENTIVE PLAN

PROPOSED AMENDMENT

    In November 1996, the Company's Board of Directors adopted, subject to shareholder approval, an amendment to the Company's 1991 Stock Incentive Plan (as amended to date, the "Incentive Plan") to increase the number of shares of the Company's Common Stock available for issuance pursuant to awards thereunder from 16,431,708 shares to 22,419,008 shares, an increase of 5,987,300 shares.

    The Board of Directors believes that stock options and restricted stock awards have been, and will continue to be, an important compensation element in attracting and retaining key employees. As of December 31, 1996, 4,474,913 shares of Common Stock remained available for future grants of stock options, restricted stock and other awards under the Incentive Plan. The Board of Directors believes that the increase in authorized shares is necessary because of the need to continue to make awards under the Incentive Plan to attract and retain key employees.

    If the amendment to the Incentive Plan is approved by the Company's shareholders, such amendment will be effective on February 25, 1997. If the amendment is not approved, it will not take effect.

SUMMARY OF INCENTIVE PLAN

    The purpose of the Incentive Plan is to aid the Company in maintaining and developing management personnel capable of assuring the future success of the Company, to offer such personnel incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel an opportunity to acquire a proprietary interest in the Company. All key employees of the Company and its subsidiaries and affiliates in which the Company has a significant equity interest are eligible to receive awards under the Incentive Plan. The Incentive Plan terminates on February 26, 2001, and no awards may be made after such date. However, unless otherwise expressly provided in the Incentive Plan or an applicable award agreement, any award granted may extend beyond the termination date of the Incentive Plan.

    The Incentive Plan permits the granting of: (a) stock options, including "incentive stock options" meeting the requirements of Section 422 of the Code ("Incentive Stock Options") and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) stock appreciation rights, (c) restricted stock and restricted stock units, (d) performance awards and (e) dividend equivalents. The Incentive Plan is administered by the Compensation and Organization Committee of the Company's Board of Directors (the "Committee"). The Committee has the authority to establish rules for the administration of the Incentive Plan; to select the key employees to whom awards are granted; to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards; and to set the terms and conditions of such awards. The Committee may also determine whether the payment of any amounts received under any award shall or may be deferred and may authorize payments representing cash dividends in connection with any deferred award of shares of Common Stock. Determinations and interpretations with respect to the Incentive Plan are in the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may delegate to one or more officers the right to grant awards with respect to individuals who are not subject to Section 16(b) of the Exchange Act. Awards are granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine.

    No Participant may be granted any awared or awards under the Incentive Plan, the value of which award or awards are based solely on an increase in the value of shares after the date of grant of such award or awards, for more than 1,000,000 shares, in the aggregate, in any one calendar year.

    The exercise price per share under any stock option or the grant price of any SAR cannot be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option or SAR. Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the Incentive Plan are made in accordance with methods and procedures established by the Committee. For purposes of the Incentive Plan, the fair market value of shares of Common Stock on a given date is (i) the last sales price of the shares as reported on the Nasdaq National Market, if the shares are then being quoted on the Nasdaq National Market or (ii) the closing price of the shares on such date on a national securities exchange, if the shares are then being traded on a national securities exchange.

    The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

    The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units shall be forfeited, unless the Committee determines otherwise.

    Performance awards provide the holder thereof the right to receive payment, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. A performance award granted under the Incentive Plan may be denominated or payable in cash, shares of Common Stock or restricted stock. Dividend equivalents entitle the holder thereof to receive payments (in cash or shares, as determined by the Committee) equivalent to the amount of cash dividends with respect to a specified number of shares.

    No award granted under the Incentive Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution and except that Nonqualified Stock Options may be transferred by a plan participant to certain members of such participants' immediate family or certain family trusts or partnerships. Each award is exercisable, during such participant's lifetime, only by such participant or such participant's permitted transferees, or, if permissible under applicable law, by such participant's guardian or legal representative.

    If any shares of Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares or other consideration, the shares previously used for such awards become available for future awards under the Incentive Plan. Except as otherwise provided under procedures adopted by the Committee to avoid double counting with respect to awards granted in tandem with or in substitution for other awards, all shares relating to awards granted are counted against the aggregate number of shares available for granting awards under the Incentive Plan.

    If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the shares of Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, the Committee may, in such manner as it deems equitable, adjust (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to outstanding awards, and

(c) the exercise price with respect to any award. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Incentive Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the Incentive Plan into effect.

    The Board of Directors may amend, alter or discontinue the Incentive Plan at any time, provided that shareholder approval must be obtained for any change that (i) absent such shareholder approval, would cause Rule 16b-3 as promulgated by the SEC under the Exchange Act to become unavailable with respect to the Incentive Plan; (ii) requires the approval of the Company's shareholders under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company; or (iii) requires the approval of the Company's shareholders under the Code in order to permit Incentive Stock Options to be granted under the Incentive Plan.

    The following is a summary of the principal federal income tax consequences generally applicable to awards under the Incentive Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequences to an Optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

    With respect to other awards granted under the Incentive Plan that are payable either in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

    Under the Incentive Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE INCENTIVE PLAN. Unless otherwise directed, the persons named in the accompanying Proxy intend to vote the proxies held by them in favor of such proposal. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitute more than 25% of the outstanding shares of the Common Stock of the Company).

    If a shareholder abstains from voting as to this proposal, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but shall not be deemed to have been voted in favor of this proposal. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on this proposal, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to this proposal.

                             PROPOSAL TO AMEND THE
                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

PROPOSED AMENDMENT

    In November 1996, the Company's Board of Directors adopted, subject to shareholder approval, an amendment to the Company's Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan") to increase the number of shares of the Company's Common Stock available for issuance pursuant to awards thereunder from 440,000 to 840,000 shares, an increase of 400,000 shares.

    As of December 31, 1996, only 120,000 shares remained available for future grants of stock options under the Nonemployee Director Plan. The Board of Directors believes that stock options are necessary to the Company's competitive ability to attract and retain the services of experienced and knowledgeable directors who are not employees of the Company or any of its subsidiaries (a "Nonemployee Director") and to provide additional incentive for such Nonemployee Directors to increase their interest in the Company's long-term success and progress.

    If the amendment is approved by the Company's shareholders, such amendment will be effective on February 25, 1997. If the amendment is not approved by the Company's shareholders, such amendment will not take effect.

SUMMARY OF THE NONEMPLOYEE DIRECTOR PLAN

    Each Nonemployee Director of the Company is eligible to participate in the Nonemployee Director Plan. Under the Nonemployee Director Plan, an initial option to purchase 16,000 shares (the "Initial Option Grant") is granted automatically on the first business day immediately following each meeting of the Company's shareholders or Board of Directors to each Nonemployee Director, if any, who is elected to the Board of Directors for the first time at such meeting. In addition, under the Nonemployee Director Plan, an option to purchase 8,000 shares (the "Annual Option Grant") is granted automatically on the first business day immediately following each annual meeting of the Company's shareholders (the "Annual Option Grant Date") to each Nonemployee Director in office on such Annual Option Grant Date who prior to such Annual Option Grant Date has received an Initial Option Grant. However, under the terms of the Nonemployee Director Plan, Annual Option Grants will not be made if the Company's "return on equity" for the Fiscal year ended immediately preceding an Annual Option Grant Date was less than 10%. For purposes of the Nonemployee Director Plan, "return on equity" is defined as the percentage determined by dividing (i) the net income of the Company for such Fiscal year by (ii) the total stockholders' investment in the Company as of the end of the next preceding Fiscal year.

    All options granted under the Nonemployee Director Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and become exercisable one year from the date of grant (subject to earlier termination in the event of death) and are not transferable otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution except that options may be transferred by a plan participant to certain members of such participants' immediate family or certain family trusts or partnerships. If an optionee dies prior to the time that an option is fully exercised, an option may be exercised at any time within one year after such optionee's death (unless the option expires) to the extent it was exercisable on the date of death.

    The Board of Directors may suspend, discontinue, revise or amend the Nonemployee Director Plan at any time, but may not, without shareholder approval, make any revisions or amendments to the Nonemployee Director Plan that
(a) absent such shareholder approval, would cause Rule 16b-3 to become unavailable with respect to the Nonemployee Director Plan or (b) require the approval of the shareholders under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company. The Board may not alter or impair any option granted under the Nonemployee Director Plan without the consent of the holder of the option. The Nonemployee Director Plan will expire on February 26, 2001.

    Under the Nonemployee Director Plan, appropriate adjustments in the Plan and outstanding options will be made in the event of changes in the Company's Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in corporate structure.

    Options granted under the Nonemployee Director Plan are intended to be Nonqualified Stock Options, the attributes of which, for federal income tax purposes, are discussed above under the caption "Proposal to Amend the 1991 Stock Incentive Plan."

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE NONEMPLOYEE DIRECTOR PLAN. Unless otherwise directed, the persons named in the accompanying Proxy intend to vote the Proxies held by them in favor of such proposal. The affirmative vote of the holders of a majority of the shares of Commons Stock present and entitled to vote at the Annual Meeting on this item of business is required for the approval of the proposal (providing that the number of shares voted in favor of the proposal constitute more than 25% of the outstanding shares of the Common Stock of the Company).

    If a shareholder abstains from voting as to this proposal, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but shall not be deemed to have been voted in favor of this proposal. If a broke returns a "non-vote" proxy, indicating a lack of authority to vote on this proposal, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to this proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP has audited the books and records of the Company since 1960, and the Board of Directors intends to reappoint Arthur Andersen LLP for the Company's fiscal year ending October 31, 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire and will be available to respond to questions. The Audit Committee of the Board of Directors meets at least annually with representatives of Arthur Andersen LLP to review audit and accounting matters and the scope and level of fees for services rendered.

               SHAREHOLDERS PROPOSALS FOR THE NEXT ANNUAL MEETING

    Shareholders wishing to present proposals to be considered at the 1998 annual meeting of shareholders should submit the proposals to the Company in accordance with all applicable rules and regulations of the SEC no later than September 29, 1997.

                                 OTHER MATTERS

    The Company knows of no other matters to come before the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed Proxy to vote as they deem in the best interest of the Company.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                                   /s/ David F. Fisher
                                                     DAVID F. FISHER
                                                        SECRETARY

January 27, 1997

ADC TELECOMMUNICATIONS, INC.
4900 West 78th Street, Minneapolis, Minnesota 55435                        PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoint(s) William J. Cadogan and David F. Fisher as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of ADC Telecommunications, Inc. (the "Company") held by the undersigned of record on January 9, 1997, at the annual meeting of the shareholders of the Company to be held on February 25, 1997 and at any and all adjournments thereof, and hereby revokes all former proxies:

1.   Election of four directors for terms expiring in 2000.
     / /FOR all nominees listed below    / /WITHHOLD AUTHORITY
       (except as marked to the            to vote for all nominees listed
     contrary below)                       below

               William J. Cadogan              B. Kristine Johnson
                Irene M. Qualters               Jean-Pierre Rosso

         (Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. A proposal to amend the Company's 1991 Stock Incentive Plan to increase the number of shares of the Company's Common Stock available for grant under the plan from 16,431,708 shares to 22,419,008 shares, an increase of 5,987,300 shares.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

3. A proposal to amend the Company's Nonemployee Director Stock Option Plan to increase the number of shares of Common Stock available for grant under the plan from 440,000 shares to 840,000 shares, an increase of 400,000 shares.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

                            (SIGN ON REVERSE SIDE.)

   SHAREHOLDER NUMBER                                           NUMBER OF SHARES

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EVERY ITEM LISTED ABOVE.

                                              Dated:                      , 1997
                                              -----------------------------


                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                        PLEASE SIGN EXACTLY  AS NAME APPEARS  ON
                                        THIS CARD. When shares are held by joint
                                        tenants,  both should sign. When signing
                                        as  attorney,  executor,  administrator,
                                        trustee  or  guardian, please  give full
                                        title as such. If a corporation,  please
                                        sign in full corporate name by president
PLEASE MARK, SIGN, DATE AND RETURN or other authorized officer. If a PROXY CARD PROMPTLY USING THE ENCLOSED partnership, please sign in partnership
ENVELOPE.                               name by authorized person.

ADC RETIREMENT SAVINGS PLAN

                         VOTING INSTRUCTIONS TO TRUSTEE

    I hereby direct First Trust National Association, as Trustee of the ADC Retirement Savings Plan, to vote at the annual meeting of the shareholders of ADC Telecommunications, Inc. (the "Company") to be held on February 25, 1997 and at any and all adjournments thereof, the shares of common stock of the Company allocated to my account as specified on this card. If this card is not received by the Trustee by February 20, 1997, or if it is received but the voting instructions are invalid, the stock with respect to which I could have instructed the Trustee will be voted in proportion to the instructed shares.

1.   Election of four directors for terms expiring in 2000.
     / / FOR all nominees listed below     / / WITHHOLD AUTHORITY
       (except as marked to the contrary     to vote for all nominees listed
     below)                                  below

               William J. Cadogan              B. Kristine Johnson
                Irene M. Qualters               Jean-Pierre Rosso

         (Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

                            (SIGN ON REVERSE SIDE.)

 2. Proposal to amend the Company's 1991 Stock Incentive Plan to increase the total number of authorized shares of Common Stock available for grant under the plan from 16,431,708 shares to 22,419,008 shares, an increase of 5,987,300 shares.

            / / FOR                / / AGAINST                / / ABSTAIN

3. Proposal to amend the Company's Nonemployee Director Stock Option Plan to increase the total number of shares of Common Stock available for grant under the plan from 440,000 shares to 840,000 shares, an increase of 400,000 shares.

            / / FOR                / / AGAINST                / / ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                   Dated:                 , 1997
                                                          ---------------

                                                   -----------------------------
                                                             Signature

                                                       PLEASE SIGN, DATE AND
                                                     PROMPTLY RETURN THIS CARD
                                                    USING THE ENCLOSED ENVELOPE

To participants in The ADC Retirement Savings Plan
--------------------------------------------------------------------------------

We are trustee of the Trust established in connection with the ADC Retirement Savings Plan (the "Plan"). As Trustee, we are the record owner of the shares of Common Stock of ADC Telecommunications, Inc. (the "Company") held in the Trust Fund for the benefit of Participants.

The Plan permits each participant to instruct the Trustee how to vote the Company's Common Stock in the Trust Fund that are allocated to his/her account.

We enclose (1) a Notice of Annual Shareholders' Meeting To Be Held February 25, 1997 and Proxy Statement, (2) a 1996 Annual Report, (3) a card for giving us voting instructions, and (4) a return envelope. If you complete the card and return it to us in the enclosed envelope by February 20, 1997, we will vote, in accordance with your instructions, the shares of the Company's Common Stock allocated to your account.

Although the Plan provides that you may give the Trustee voting instructions with respect to such stock, it is important to note that the Trustee remains the record owner of such stock. Therefore, the ability to instruct the Trustee how to vote confers no right on Participants to directly vote at the Annual Shareholders' Meeting.

                                                     (CONTINUED ON REVERSE SIDE)

As stated above, the enclosed instruction card must be properly completed if voting instructions are to be honored. If the card is not received by February 20, 1997 or if the card is received but the voting instructions are invalid, the shares with respect to which you could have instructed us will be voted in proportion to the instructed shares.

Your voting instructions are strictly confidential.

Please complete, date, sign and promptly return the enclosed voting instruction card.

Sincerely,

 [SIGNATURE]
Michael J. Clark
Vice President
First Trust National Association